Exhibit 10.5

AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT

This Amendment No. 2 to Purchase and Sale Agreement (this “Amendment”), dated as of October 7, 2026, is made and entered into by and between ADC THERAPEUTICS SA, a Swiss société anonyme (the “Seller”), and the entities managed by Healthcare Royalty Management, LLC listed on the signature pages hereto and on Exhibit F to the Agreement (collectively, the “Buyer”); provided that, for purposes of this Amendment and the Amendment No. 1 Warrants, “Buyer” shall include each Person executing this Amendment in its capacity as a Buyer or Warrantholder.

RECITALS:

WHEREAS, the Seller and the Buyer are parties to that certain Purchase and Sale Agreement, dated as of August 25, 2021 (the “Agreement”);

WHEREAS, the Buyer has previously paid the Closing Price and the EMA Milestone Payment, comprising an aggregate Purchase Price of $300,000,000 in total;

WHEREAS, the Seller and the Buyer entered into that certain Amendment No. 1 to Purchase and Sale Agreement, dated as of February 18, 2026 (“Amendment No. 1”), pursuant to which the Seller and the Buyer amended the Agreement and the Seller issued to the Buyer (or its designees) warrants to purchase common shares of the Seller (the “Amendment No. 1 Warrants”);

WHEREAS, the Seller and the Buyer desire to further amend the Agreement to remove the Change of Control payment added by Amendment No. 1, make conforming changes to the Royalty Cap and Buyout Option provisions, amend the exercise price under each of the Amendment No. 1 Warrants, and add certain effectiveness conditions and covenants, in consideration of the amendments to the Amendment No. 1 Warrants and the other agreements of the Seller set forth herein, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.   Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement, as amended. References in Section 3 to the “Company” are to the Seller in its capacity as issuer of the Amendment No. 1 Warrants.

2.   Amendments to the Agreement.

(a)   Royalty Cap Definition. Section 1.1 of the Agreement is hereby amended to delete the last sentence of the definition of “Royalty Cap” in its entirety and replace it with the following sentence, which shall be the last sentence of such definition:

“For clarity, amounts actually paid by or on behalf of the Seller to or on behalf of any Buyer Indemnified Party in respect of Losses consisting of missing, delayed or diminished Royalty Payments (whether under Article 6 or otherwise) shall be credited towards the Royalty Cap, provided that no amount paid (i) in respect of attorneys’ fees, costs of enforcement or other out-of-pocket costs or expenses of any Buyer Indemnified Party or (ii) in respect of any Third Party Claim under Section 6.1(a)(iii) shall be so credited.”

(b)   Change of Control Payment. Section 2.3(a) of the Agreement, as amended by Amendment No. 1, is hereby deleted in its entirety and replaced with “[Reserved].” For the avoidance of doubt, from and after the Amendment No. 2 Effective Date, the closing of a Change of Control shall not by itself require any payment, prepayment, buyout, mandatory termination of the Revenue Participation Right, or other amount to be paid to the Buyer, unless the Seller separately elects to exercise the Buyout Option pursuant to Section 2.3(b).

In connection with any Change of Control, the Seller shall cause the surviving or acquiring Person (if other than the Seller) to assume in writing all obligations of the Seller under the Agreement, Amendment No. 1, this Amendment and the Amendment No. 1 Warrants, without limiting Section 9.4 of the Agreement.

The defined term “CoC Payment” and each reference thereto in the definition of “Royalty Cap” and in Section 2.3(b) of the Agreement are hereby deleted.

(c)   Buyout Option. Section 2.3(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) The Seller (or its permitted successor in interest) may elect to purchase the remainder of the Revenue Participation Right in full (the “Buyout Option”) by paying to the Buyer an amount (the “Buyout Payment”) equal to either:

(i)   1.75 times the Purchase Price, less the aggregate amount of all Royalty Payments or other amounts expressly credited towards the Royalty Cap pursuant to this Agreement (including, without duplication of amounts already credited towards the Royalty Cap, amounts constituting late fees pursuant to Section 5.2(a), amounts paid to Buyer Indemnified Parties under Article 6 (other than amounts described in the proviso to the last sentence of the definition of “Royalty Cap”) and payments received by Buyer in respect of Indemnified Taxes, but not crediting any amounts that Buyer does not receive because they are paid to any taxing authority as withholding in respect of Indemnified Taxes), if the Buyout Payment is made on or prior to December 31, 2029; or

(ii)   2.50 times the Purchase Price, less the aggregate amount of all Royalty Payments or other amounts expressly credited towards the Royalty Cap pursuant to this Agreement (including, without duplication of amounts already credited towards the Royalty Cap, amounts constituting late fees pursuant to Section 5.2(a), amounts paid to Buyer Indemnified Parties under Article 6 (other than amounts described in the proviso to the last sentence of the definition of “Royalty Cap”) and payments received by Buyer in respect of Indemnified Taxes, but not crediting any amounts that Buyer does not receive because they are paid to any taxing authority as withholding in respect of Indemnified Taxes), if the Buyout Payment is made after December 31, 2029.

Upon receipt by the Buyer of the Buyout Payment, if any, by wire transfer of immediately available funds, no further payments of the Revenue Participation Right shall be due to the Buyer hereunder and the Royalty Termination Date shall be deemed to have immediately and automatically occurred. For the avoidance of doubt, if the Seller does not make the Buyout Payment, the payments of the Revenue Participation Right shall continue to be paid to the Buyer until the Royalty Termination Date.”

(d)   Automatic Termination. Section 8.2 of the Agreement is hereby amended by replacing “including following prepayment as provided in Section 2.3(a)” with “including following payment of the Buyout Payment as provided in Section 2.3(b)”.

(e)   Deerfield and Subordination Agreement References. Section 1.1 of the Agreement is hereby amended by (i) deleting the definitions of “Buyout Rate,” “Deerfield,” “Deerfield Facility Agreement,” “Deerfield Loan” and “Subordination Agreement”; (ii) adding the following definitions in alphabetical order: “Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of October 7, 2026, between the Seller and the Buyer; and “Existing Credit Facility Agreement” means the Senior Credit Agreement (as defined in Amendment No. 2); and (iii) in the definition of “Permitted Liens,” deleting “or the Subordination Agreement” from clause (d); and (iv) in the definition of “Restricted Indebtedness,” amending and restating clauses (a) and (b) and the proviso thereto in their entirety to read: “(a) Third Party Indebtedness of the Seller and its Subsidiaries (including Indebtedness under the Existing Credit Facility Agreement and any refinancing, replacement or substitution thereof), so long as the aggregate outstanding principal amount of all such Indebtedness (including any interest paid in kind and added to principal) does not at any time exceed $50,000,000.” Sections 7.2(a)(ix) and 9.14 of the Agreement are hereby deleted and replaced with “[Intentionally Omitted]”; Section 9.3 of the Agreement is hereby amended by deleting “and the Subordination Agreement”; Section 9.4 of the Agreement is hereby amended by deleting clause (a)(i) of the second sentence thereof; and Exhibit A to the Agreement is hereby deleted.

(f)   Exhibit F. Exhibit F to the Agreement is hereby amended and restated in the form of Exhibit A to this Amendment. The Seller acknowledges that (i) each of HCR Stafford Fund,  L.P. and HCR Potomac Fund, L.P. merged with and into HCRX Investments HoldCo, L.P., a Delaware limited partnership, effective February 15, 2023, and HCRX Investments HoldCo, L.P., as the surviving entity, succeeded by operation of law to all of the rights and obligations of HCR Stafford Fund, L.P. and HCR Potomac Fund, L.P. under the Agreement, (ii) effective April 1, 2023, all of the limited partnership interests in HCRP Overflow Fund, L.P. were acquired by HCRX Investments HoldCo, L.P. and its Affiliates, and HCRP Overflow Fund, L.P. remains a

Buyer under the Agreement, and (iii) HCRX Holdings, L.P., an Affiliate of the foregoing, executed Amendment No. 1 as a Buyer and Warrantholder, and each of HCRX Investments HoldCo, L.P. and HCRP Overflow Fund, L.P., by its execution of this Amendment, ratifies and confirms Amendment No. 1 and the Amendment No. 1 Warrants; and the Seller confirms that Amendment No. 1 was duly executed and delivered by all Parties and is binding on the Seller in accordance with its terms.

3.   Amendment of Warrants. Effective as of the Amendment No. 2 Effective Date, each Amendment No. 1 Warrant identified on Schedule A is hereby separately amended as follows: (a) the definition of “Exercise Price” is amended and restated in its entirety to read as follows: “‘Exercise Price’ means $0.10 per Warrant Share, subject to adjustment from time to time in accordance with the provisions of this Warrant, provided that in no event shall the Exercise Price be less than the then-applicable par or nominal value of a Common Share.”; (b) the following is added as a new Section 3(i) of each Amendment No. 1 Warrant: “Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of this Warrant, and the Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such exercise the Warrantholder, together with its Affiliates and any other Persons whose beneficial ownership would be aggregated with the Warrantholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), would beneficially own in excess of 4.99% of the Common Shares outstanding immediately after giving effect to such exercise, with beneficial ownership determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder but excluding Common Shares issuable upon the exercise or conversion of the unexercised or unconverted portion of any securities of the Company held and/or beneficially owned by such Warrantholder, together with its Affiliates and any other Persons whose beneficial ownership would be aggregated with the Warrantholder’s for purposes of Section 13(d) of the Exchange Act, that are subject to a limitation on conversion or exercise analogous to the limitation contained herein; provided that the Warrantholder may, upon not less than 61 days’ prior written notice to the Company, increase such percentage to any percentage not exceeding 9.99%. The Warrantholder shall disclose to the Company the number of Common Shares that it, together with its Affiliates and any other Persons whose beneficial ownership would be aggregated with the Warrantholder’s for purposes of Section 13(d) of the Exchange Act, holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting a Notice of Exercise.”; and (c) effective as of the Amendment No. 2 Effective Date, the restrictions on transfer of each Amendment No. 1 Warrant and of the Common Shares issuable upon exercise thereof prior to January 1, 2028 (including the first two sentences and the last sentence of the section of each Amendment No. 1 Warrant titled “Transfers” and the related legend) are deleted, and each Amendment No. 1 Warrant and such Common Shares shall be transferable, in whole or in part, subject only to compliance with the Seller’s articles of association and applicable federal and state securities law. Promptly after the Seller becomes a

Delaware corporation (the “redomiciliation”), if requested by the Warrantholders, the Company and the Warrantholders shall amend the Amendment No. 1 Warrants to reflect such redomiciliation and remove Section 3(h) of each Amendment No. 1 Warrant. The Seller represents that, assuming that all representations and warranties of each Warrantholder are true and correct and all covenants and agreements of each Warrantholder have been complied with in all respects as of the Amendment No. 2 Effective Date, all corporate, shareholder, stock exchange, securities-law and contractual approvals required to effect the amendments contemplated by clauses (a), (b) and (c) above have been obtained or will be obtained as a condition to the Amendment No. 2 Effective Date. Except as expressly amended by this Section 3, no other terms of the Amendment No. 1 Warrants are amended by this Amendment. Each Buyer executing this Amendment as a Warrantholder agrees that its execution constitutes the written instrument required to amend its respective Amendment No. 1 Warrant. The Seller and each applicable Warrantholder shall execute and deliver any further amendment, acknowledgment or instrument reasonably requested by the Buyer to evidence or implement the foregoing.

4.   Conditions Precedent to Effectiveness. Except for this Section 4, Section 6(a), Section 6(e) and Sections 7(c), 8 and 9, which shall be effective as of the date hereof, this Amendment shall not become effective unless and until each of the following conditions precedent has been satisfied or waived in writing by the Buyer, and the date on which all such conditions precedent have been so satisfied or waived shall be the “Amendment No. 2 Effective Date”: (a) the Seller, each Buyer and each applicable Warrantholder shall have executed and delivered this Amendment in each applicable capacity; (b) all documents, instruments and agreements contemplated by the last sentence of Section 3 shall have been executed and delivered; (c) the Seller shall have consummated the Qualifying Equity Raise (as defined below), and the Amendment No. 2 Effective Date shall occur concurrently with the closing thereof in accordance with the last paragraph of this Section 4; (d) no stop order has been issued by the Securities and Exchange Commission suspending the effectiveness of the Seller’s resale shelf registration statement relating to all shares issuable upon exercise of the Amendment No. 1 Warrants; (e) no consents are required to the effectiveness of this Amendment under the Seller’s Loan and Guaranty Agreement, dated as of August 15, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”), by and among the Seller, certain subsidiaries of the Seller as guarantors, Blue Owl Opportunistic Lending Master Fund I, L.P. as administrative agent and the other secured parties party thereto, other than those consents that have been obtained and remain in full force and effect; (f) the Seller shall have delivered an officer’s certificate, in form and substance reasonably satisfactory to the Buyer, certifying satisfaction of the conditions in clauses (c), (d), (e) and (h), that the representations and warranties in Section 5 are true and correct as of the Amendment No. 2 Effective Date, that all required corporate and shareholder approvals (if any) have been obtained, and that no default or event of default exists under the Senior Credit Agreement or any other material agreement; (g) the Seller shall have reimbursed the Buyer for all reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Buyer in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby and invoiced at least three (3) Business Days prior to the date hereof; and (h) the Senior Credit Agreement shall have been amended, on terms reasonably satisfactory to the Buyer, to (i) reduce the aggregate outstanding principal amount of the Term Loans (as defined therein) to not more than $50,000,000 (whether by prepayment, cancellation, exchange or otherwise), (ii) eliminate the minimum liquidity covenant in Section 7.14 thereof and (iii) defer all scheduled amortization of the Term Loans to the Term Loan Maturity Date (as defined therein), such amendment shall be in full force and effect, and the Buyer shall have received a true and complete copy thereof.

For purposes of this Amendment, “Qualifying Equity Raise” means one or more issuances by the Seller, for cash, of Common Shares and/or pre-funded warrants to purchase Common Shares (with an exercise price not less than the nominal value thereof and without price-based anti-dilution protection), to Persons that are not Affiliates of the Seller (existing shareholders participating on the same terms as unaffiliated investors excepted), resulting in aggregate gross cash proceeds to the Seller of not less than $60,000,000, the closing of which occurs on or before October 31, 2026 or such later date as the Buyer may agree in writing. The Seller shall use its reasonable best efforts to consummate the Qualifying Equity Raise. The Parties shall deliver their signatures to this Amendment into escrow with counsel to the Buyer, to be released automatically upon the funding of the Qualifying Equity Raise and the satisfaction or waiver of the other conditions in this Section 4, and the Amendment No. 2 Effective Date shall be the date of such release. If the Amendment No. 2 Effective Date has not occurred on or before December 31, 2026, this Amendment shall terminate and be of no further force or effect (other than this sentence and Sections 7(c), 8 and 9, which shall survive), and the Agreement (as amended by Amendment No. 1) and the Amendment No. 1 Warrants shall continue in full force and effect without giving effect to this Amendment.

5.   Representations and Warranties. The Seller represents and warrants to the Buyer on the date hereof and as of the Amendment No. 2 Effective Date that: (a) it is a société anonyme duly incorporated and validly existing under the laws of Switzerland; (b) it has all requisite corporate power and authority to execute, deliver and perform this Amendment; (c) all board, shareholder and other corporate action required under applicable Swiss law and the Seller’s organizational documents for the foregoing has been duly taken and remains effective; (d) all governmental, contractual and other consents required for the execution, delivery, effectiveness and performance of this Amendment have been obtained and remain effective or, solely with respect to actions not yet required to be completed, will be obtained by the applicable outside date; (e) none of the execution, delivery or effectiveness of this Amendment violates or triggers any default, event of default, mandatory prepayment, consent requirement, lien, impairment or other adverse consequence under the Senior Credit Agreement or any other material agreement binding upon the Seller or its Affiliates; (f) the Seller has reserved out of its capital range under Article 4a or its conditional share capital under Article 4c of its Articles of Association Common Shares sufficient to permit the exercise in full of the Amendment No. 1 Warrants as amended hereby, and the Common Shares issued upon such exercise at the Exercise Price will be validly issued, fully paid and non-assessable and issued in compliance with the Articles of Association and applicable law; (g) neither the execution nor delivery of this Amendment will result in any adjustment to the exercise, conversion or purchase price of, or the number of shares issuable under, any other outstanding warrant, option, convertible security or other right to acquire Common Shares; (h) no default or event of default exists under the Senior Credit Agreement, and the Seller is not over-indebted at liquidation values within the meaning of Article 725b of the Swiss Code of Obligations; and (i) all Royalty Payments and Royalty Reports due under the Agreement through the date hereof have been paid and delivered in full in accordance with the Agreement, and the Seller has no claim of set-off, recoupment, counterclaim or defense against the Buyer in respect of the Agreement.

6.   Continuing Covenants. (a) The Seller will, within four Business Days after the date of this Amendment, file a Current Report on Form 8-K describing the material terms of this Amendment, which the Seller acknowledges the Buyer may rely upon as public disclosure of all material non-public information furnished by or on behalf of the Seller to the Buyer in connection herewith. (b) Subject to approval by the Seller’s shareholders, the Seller shall use its best efforts to effect the redomiciliation, and shall use best efforts to take, and cause its controlled Affiliates to take, all actions necessary or appropriate to effect the redomiciliation; provided that the foregoing shall not require the Seller to take any action that would cause the Seller to violate applicable law or would cause a director or officer of the Seller to violate a duty owed to the Seller or its shareholders. (c) The Seller shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Third Party Indebtedness (including under the Senior Credit Agreement and any refinancing, replacement or substitution thereof) if, after giving effect thereto, the aggregate outstanding principal amount of all Third Party Indebtedness of the Seller and its Subsidiaries (including any interest paid in kind and added to principal) would exceed $50,000,000 (after giving effect to any paydown of the Senior Credit Agreement on or before the Amendment No. 2 Effective Date). (d) The Seller hereby ratifies and reaffirms the Back-Up Security Interest, the financing statements filed in respect thereof and the Bank Account Pledge Agreement between the Seller and the Buyer in respect of the Lockbox Account, each of which shall continue in full force and effect and secure the obligations of the Seller under the Agreement as amended hereby. (e) Except as required by applicable law or stock exchange rule, neither Party shall issue any press release naming the other Party without its prior written consent. (f) If the Seller breaches Section 6(c), such breach shall constitute an breach for purposes of Section 6.5 of the Agreement, subject to the same cure periods set forth therein, and if uncured with such cure period, the Buyer shall be entitled, at its election, to the Non-Performance Payment in accordance with Section 6.5 of the Agreement as if Section 6(c) of this Amendment were expressly referenced therein.

7.   Reference to and Effect on the Agreement.

(a)   On and after the Amendment No. 2 Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

(b)   The Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c)   Except as expressly set forth herein, nothing in this Amendment shall constitute or be deemed to constitute a waiver, release, amendment or modification of any breach, default, event of default, claim, reporting failure, payment failure, audit right, indemnity claim, right to payment, right to information, right to inspect or audit, right to enforce, or other right or remedy of the Buyer under the Agreement, Amendment No. 1, the Amendment No. 1 Warrants or any related transaction document, all of which are hereby expressly reserved.

(d)   The Seller shall, at its sole cost and expense, execute and deliver such further documents, instruments, agreements, filings, certificates, opinions and other deliverables, and take such further actions, as the Buyer may reasonably request to carry out the purposes of this Amendment.

8.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Sections 9.9 and 9.10 of the Agreement shall apply to this Amendment, mutatis mutandis.

9.   Counterparts. This Amendment may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile, electronic mail, DocuSign or other similar means of electronic transmission (including “PDF”) shall be considered original executed counterparts.

* * *

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

ADC THERAPEUTICS SA

By:	/s/ Ameet Mallik
Name:	Ameet Mallik
Title:	CEO

BUYER AND WARRANTHOLDER:

HEALTHCARE ROYALTY PARTNERS IV, L.P.

By:	HealthCare Royalty GP IV, LLC, its General Partner
By:	HealthCare Royalty Management, LLC, its Investment Manager

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Authorized Signatory

BUYER AND WARRANTHOLDER:

HCRX HOLDINGS, L.P.

By:	HCRX Master GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Chairman & Chief Executive Officer

BUYER AND WARRANTHOLDER:

HCR CANARY FUND, L.P.

By:	HCR Canary Fund GP, LLC, its General Partner
By:	HealthCare Royalty Management, LLC, its Investment Manager

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Authorized Signatory

BUYER AND WARRANTHOLDER:

HCR MOLAG FUND, L.P.

By:	HCR Molag Fund GP, LLC, its General Partner
By:	HealthCare Royalty Management, LLC, its Investment Manager

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Authorized Signatory

Schedule A

Repriced Amendment No. 1 Warrants

Warrantholder	Warrant No.	Original Warrant Shares	Original Exercise Price	Amended Exercise Price
HEALTHCARE ROYALTY PARTNERS IV, L.P.	W-2026-1	3,722,084	$3.8130	$0.10, subject to Section 3(a)
HCRX HOLDINGS, L.P.	W-2026-4	5,522,605	$3.8130	$0.10, subject to Section 3(a)
HCR MOLAG FUND, L.P.	W-2026-2	45,392	$3.8130	$0.10, subject to Section 3(a)
HCR CANARY FUND, L.P.	W-2026-3	544,695	$3.8130	$0.10, subject to Section 3(a)

Exhibit A

Amended and Restated Exhibit F to the Agreement Buyer Entities

Buyer Entities

HEALTHCARE ROYALTY PARTNERS IV, L.P.

HCRX HOLDINGS, L.P.

HCRX INVESTMENTS HOLDCO, L.P. (as successor by merger to HCR STAFFORD FUND, L.P. and HCR POTOMAC FUND, L.P.)

HCRP OVERFLOW FUND, L.P.

HCR CANARY FUND, L.P.

HCR MOLAG FUND, L.P.

For the avoidance of doubt, the Royalty Payments (and any other amounts credited towards the Royalty Cap or otherwise payable by the Seller under the Agreement) shall be divided among the entities listed above as such entities shall collectively determine and the Seller shall not be responsible for how such payments are divided among such entities.